Exhibit 99.1

Contact:
CCG Elite Investor Relations
Mark Collinson, Partner
Phone: (310) 231-8600 ext. 117
E-mail: mark.collinson@ccgir.com

For Immediate Release

American Metal & Technology, Inc. Reports Fourth Quarter and
Full Year 2007 Financial Results

Hebei, China – March 25, 2008 – American Metal & Technology, Inc. (OTC BB: AMGY) (“American Metal,” the “Company”), a leading manufacturer in the People’s Republic of China engaged in the development, manufacture and sale of high-precision metal casting and metal fabrication products to European and U.S. markets and microprocessor-controlled electronic circuit boards in China, today announced its financial results for the fourth quarter and full year ended December 31, 2007.

Fourth Quarter 2007 Highlights

w Net sales increased 58.4% year-over-year to $3.4 million

w Gross profit increased 40.2% year-over-year to $0.7 million

w Net income increased 71.7 % year-over-year to $0.7 million

w Increased production capacity through the addition of 10 new high-precision lathe machines

Full Year 2007 Highlights

w Net sales increased 34.1% year-over-year to $10.7 million

w Gross profit increased 45.0% year-over-year to $3.1 million

w Net income increased 38.2% year-over-year to $2.2 million

w Became a U.S. public company via reverse acquisition on May 22, 2007

w Raised $3.3 million in gross proceeds via the completion of the private placement financing of its common stock

Significant Events

In February 2008, the Company announced plans to invest $3 million to build additional facilities at its Langfang manufacturing center. The new facilities mark the second phase of a four-phase plan to transform the Company’s capacity and capabilities for the foreseeable future. This second phase of American Metal’s four-phase expansion plan will add two buildings totaling 10,900 square meters, increasing annual capacity for casting products by 50% to 3,600 tons from 2,400 tons. Phase two will also enable the Company to enhance its capabilities for the development and manufacturing of circuit board solutions. Construction is due to be completed in December 2008, with full production beginning in January 2009.

During the fourth quarter ended December 31, 2007, the Company began the second phase of the expansion plan. This included the acquisition of 16 new high-precision lathe machines, 10 of which were delivered and became operational during the fourth quarter of 2007. The remaining six machines are expected to be delivered and become operational in the first quarter of 2008. Once the machines are installed, the total machines in use will be 56, compared to 40 lathe machines a year ago.

Also during the fourth quarter, as American Metal strengthened relationships with some of its long-term customers, it added to its casting activity, which requires the Company to take ownership of cast parts, increasing both revenues and cost of goods sold. This activity changed the sales mix of the Company, increasing absolute dollar profits while reducing gross margin percentage.

Fourth Quarter 2007 Results

In the fourth quarter ended December 31, 2007, net sales increased 58.4% to $3.4 million from $2.2 million in the fourth quarter of 2006. The increase was attributed to increased capacity during the quarter via the addition of 10 new precision lathe machines, which allowed the Company to fill additional orders.

“We made considerable progress during the quarter, as the initial phase of our plan to expand capacity resulted in a substantial increase in new orders from our existing customers, and we saw substantial growth in our manufactured parts business,” said Mr. Chen Gao, Chairman and Chief Executive Officer of American Metal.

Gross profit during the quarter was $0.7 million, or 20.2% of sales, up 40.2% from gross profit of $0.5 million, or 22.8% of sales, in the same quarter a year ago. The decline in gross margin was caused by an increase in orders for cast parts, which required the Company to purchase its own materials before using machine time.

Operating expenses for the quarter declined as a percentage of sales, to $70,611, or 2.0% of net sales, from $57,230, or 2.6% of net sales, a year ago. Operating expenses included several one-time expenses related to the first phase of the Company’s capacity expansion, as it upgraded equipment at its manufacturing facility in Hebei, China.

Operating income in the fourth quarter increased 42.4% to $0.6 million, or 18.2% of sales, from operating income of $0.4 million, or 20.2% of sales, during the same quarter of 2006.

Total other income was $0.1 million, compared to a negligible loss the prior year. Other income included interest income during the quarter of roughly $74,000, as a result of an increase in the Company’s cash balance and investment income from a short-term investment in the fourth quarter of 2007.

Net income for the fourth quarter of 2007 increased 71.7% to $0.7 million, or $0.08 per diluted share, from net income of $0.4 million, or $0.05 per diluted share, for the fourth quarter of 2006. Earnings per share for both periods have been adjusted for a 1-for-150 reverse stock split, effective December 3, 2007.

Full Year 2007 Results

Net sales for the 2007 fiscal year increased 34.1% to $10.7 million from $7.9 million in 2006. Gross profit was $3.1 million, or 29.0% of sales, up 45.0% from gross profit of $2.1 million, or 26.8% of sales, the prior year. Operating income climbed 25.2% to $2.1 million from $1.6 million the prior year. Net income during the 2007 fiscal year was $2.2 million, or $0.24 per diluted share, compared to $1.6 million, or $0.21 per diluted share, in 2006. Earnings per share for both periods have been adjusted for a 1-for-150 reverse stock split, effective December 3, 2007.

Financial Condition

As of December 31, 2007, American Metal & Technology had cash and cash equivalents of $6.0 million, working capital of $8.0 million and shareholders’ equity of $11.7 million. During 2007, the Company generated $2.4 million in cash from operations, compared to $0.7 million in 2006.

In August 2007, the Company completed a private placement financing of its common stock with a select group of international investors, raising $3.3 million in gross proceeds. The Company utilized this additional capital to begin the second phase of construction to upgrade the Company’s manufacturing facility, partially repay the Company’s outstanding debt and to increase working capital.

Business Outlook

For the 2008 fiscal year, the Company expects global industrial demand for its products to remain strong, as its additional capacity comes online targeted at key growth markets. In that light, the Company forecasts full-year 2008 net income of $2.9 million to $3.1 and earnings per share of $0.27 to $0.29. Full-year guidance assumes the effective launch of the second phase of the capacity expansion, which the Company expects to complete during December 2008, a mix of multiple products at varying price points and increased efficiencies as the Company gains additional experience with its growing customer base.

“The 2007 fiscal year was one of substantial growth for American Metal, as we increased revenues and net income while greatly expanding our production capacity,” Mr. Gao said. “By the end of the first quarter of 2008, we will have added 16 new high-precision lathe machines, which will enable us to take on an even higher rate of orders of both machine-only and investment casting work. We also improved our working capital position through the private placement of our common stock, which enables us to meet the ongoing cash needs of our day-to-day operations and pursue further improvements to our manufacturing facility. This significant expansion plan should allow American Metal to expand its business globally, taking on new international customers and increasing orders from existing customers.”

About American Metal & Technology, Inc.

American Metal & Technology, through its wholly-owned subsidiary American Metal Technology Group ("AMTG"), a Nevada Corporation, and through AMTG's subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. and American Metal Technology (Lang Fang) Co., Ltd., is a leading manufacturer of high-precision casting and machined products in the People's Republic of China. The subsidiaries operate in a 53,819-square-foot manufacturing plant with 295 employees. In 2006, AMTG expanded into the design and manufacture of electric circuit boards for home appliances and motion controllers. The Company recently announced facility expansion plans to increase casting product capacity by 50% and enhance the development and manufacturing of its circuit board solutions at its Langfang manufacturing center. To learn more about American Metal & Technology, Inc., please visit the Company's website at: http://www.ammyusa.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our reports filed with the Securities and Exchange Commission.

- FINANCIAL TABLES FOLLOW -

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(Amounts expressed in U.S. dollars)

	Three months ended	Three months ended	Twelve months ended	Twelve months ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net sales	$3,445,988	$2,174,880	$10,656,958	$7,945,871
Cost of goods sold	(2,749,480)	(1,678,249)	(7,566,945)	(5,815,013)
Gross profit	696,508	496,631	3,090,013	2,130,858

Operating expenses
Selling expenses	(11,905)	(11,395)	(31,425)	(23,972)
Operating and administrative expenses	(58,706)	(45,835)	(995,251)	(458,280)
Total operating expenses	(70,611)	(57,230)	(1,026,676)	(482,252)

Income from operations	625,897	439,401	2,063,337	1,648,606

Other income (expense)
Interest income	17,176	1,666	24,666	3,285
Other income (expense)	73,819	(2,445)	71,401	(2,179)
Total other income	90,995	(779)	96,067	1,106

Income before income taxes	716,892	438,622	2,159,404	1,649,712
Provision for income taxes		-	-	-
Income before minority interests	716,892	438,622	2,159,404	1,649,712
Minority interests	11,743	(144,319)	5,099	(83,177)

Net income	$715,346	$416,587	$2,164,502	$1,566,535

Unrealized gain from available securities	12,401	-	12,401	-
Foreign currency translation adjustment	354,925	60,319	717,677	162,844
Comprehensive income	$1,082,673	$476,906	$2,894,580	$1,729,379

Basic weighted average shares outstanding	8,988,568	7,615,922	8,998,568	7,615,922
Basic net earnings per share	$0.08	$0.05	0.24	0.21

Diluted weighted average shares outstanding	8,988,568	7,615,922	8,998,568	7,615,922
Diluted net earnings per share	$0.08	$0.05	0.24	0.21

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2007 and 2006

ASSETS
Current Assets	December 31, 2007	December 31, 2006
Cash and cash equivalents	$6,037,193	$787,444
Accounts receivable - net	1,332,664	908,694
Investment in marketable securities	93,196	-
Other receivables	134,275	9,068
Advances to suppliers	974,799	649,394
Inventories	547,579	478,064
Notes receivable	-	155,597
Total Current Assets	9,119,706	2,988,261

Property, Plant and Equipment, net	3,020,972	3,052,607
Construction in Progress	377,240	-
Intangible Assets, net	692,167	693,801
Total Assets	$13,210,084	$6,734,669

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$743,070	$281,314
Accrued liabilities and other payables	75,765	-
Amount due to related parties	333,670	571,405
Unearned revenue	12,938	2,333
Total Current Liabilities	1,165,443	855,052

Minority Interests	337,291	342,390
Commitments	-

Shareholders' Equity
Common stocks; $0.0001 par value, 30,000,000 shares authorized, 10,402,687 shares issued and outstanding	1,040	10,120
Additional paid in capital	5,039,217	1,745,594
Statutory reserve	912,019	532,560
Accumulated other comprehensive income	994,092	264,014
Retained earnings	4,760,982	2,975,939

Total Stockholders' Equity	11,707,350	5,537,227

Total Liabilities and Shareholders' Equity	$13,210,084	$6,734,669

AMERICAN METAL & TECHNOLOGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash flows from operating activities:
Net income	$2,164,502	$1,566,535
Adjustments to reconcile net income to
net cash provided by operating activities:
Minority interest	(5,099)	83,177
Depreciation and amortization	300,035	271,753
Bad debt expenses	70,311	-
(Increase)/decrease in assets:
Accounts receivable, net	(416,062)	(654,066)
Note receivable	32,841	-
Other receivables	143,594	2,920,391
Inventory	(34,645)	52,495
Advance to suppliers	(268,590)	333,853
Other assets	-	227,447
Increase/(decrease) in liabilities:
Accounts payable	488,642	34,429
Other payable and accrued expenses	(104,419)	(3,437,116)
Accrued expenses	(21,344)	-
Unearned revenue	10,015	(744,808)

Net Cash Provided By Operating Activities	2,359,781	654,090

Cash flows from investing activities:
Additions to construction in progress	(353,814)	-
Cash received from short-term investment	(89,383)	-
Purchase of equipment and leasehold improvements	(37,101)	(818,198)

Net Cash Used in Investing Activities	(480,297)	(818,198)

Cash flows from financing activities:
Cash received on stock issuance	3,275,543	119,860
Proceeds(Payments) from(to) loans	(184,128)	820,020

Net Cash Provided By Financing Activities	3,091,415	939,880
Effects of Exchange Rate Change in Cash	278,851	(134,951)
Net Increase in Cash and Cash Equivalents	5,249,749	640,821

Cash and Cash Equivalents-Beginning Balance	787,444	146,623
Cash and Cash Equivalents-Ending Balance	6,037,193	787,444

Supplemental disclosure of cash flow information:
Income taxes paid	$-	$-
Interest expenses paid	$488	$2,179